Exhibit 99.1

For release: June 9, 2009, 9:00 p.m. EDT	Contact: Mark J. Rittenbaum
503-684-7000
Greenbrier elects Victoria McManus to Board of Directors
     Lake Oswego, Oregon, June 9 , 2009 — The Greenbrier Companies (NYSE: GBX) announced today the election of Victoria McManus to the Company’s Board of Directors. The election of Ms. McManus increases Greenbrier’s Board of Directors to nine members, six of which are independent.
     Ms. McManus’ credentials include over twenty years experience in the finance industry, with emphasis on the rail equipment sector.
     Ms. McManus, a long time resident of New York City, was head of Babcock & Brown’s North American Rail Group, from its founding in 1999 until mid-2008. During this tenure, the Rail Group raised significant capital from the European and Asian markets for investment in rail assets placed under operating leases, and became a major participant in the rail equipment marketplace. Before joining Babcock & Brown, Ms. McManus was an executive with The CIT Group for ten years. Her last position at CIT was President of the Rail Division, where she changed the strategic direction of the business to a full service platform to provide both financial and equipment leasing services to the rail freight industry.
     “We are delighted to have Victoria McManus join Greenbrier’s Board,” said William A. Furman, president and chief executive officer of Greenbrier. “Victoria is a well-known innovator in our industry, with whom we have created much value for our industry and respective shareholders over the years. Her expertise and leadership in our sector, with particular emphasis on leasing and access to capital, will be extremely helpful to the Company.”
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 217,000 railcars.
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Greenbrier elects Victoria McManus to Board of Directors (Cont.)	Page 2
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
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